Exhibit 99.2

To Our Shareholders

     Continuing weakness throughout FY 2003 in the markets we serve, caused a reduction in our revenue of more than 40% from the prior year, in spite of some increase in revenue from the defense business.

     New orders booked were $18,086,000 in FY 2003, down from $20,461,000 the prior year. Shipments were $22,281,000, compared with $39,036,000 the year before. Loss from operations in FY 2003 increased to $5,214,000, compared with $2,102,000 in the prior year. Restructuring and termination costs added another $1,450,000 to the loss in FY 2003.

     Lastly in FY 2003, we removed $4,844,000 current tax assets from our balance sheet. This is a non-cash, non-operations related item and, although taken against net earnings during this period, is fully available to reduce future income tax liabilities.

     In order to improve future operating results, a number of decisive actions were taken throughout FY 2003 and into the first quarter of FY 2004. Some of these had a one-time incremental negative impact on profitability in these periods, although they will have a very substantial positive impact on future results.

During of the first quarter of FY 2004, the decision was made to discontinue operations of the Dymatix division. Despite the outstanding efforts of a dedicated staff – and the successful development of new product – the division was not able to overcome the lethargy that has plagued the semiconductor market these last two years. This was a most difficult decision, but losses of approximately $1,182,000 and $2,594,000 over the last two years and the need to eliminate such losses in the future forced this decision. Service support and spare parts availability will continue to be made available to existing product users, fully supported by the parent Company.

Facilities and the attendant lease obligations were reduced from five to three by (a) consolidating Dymatix with the Ascor division and (b) negotiating settlement of a lease contract on a previously discontinued R&D facility in England.

We also renegotiated leases at Microsource and the Ascor divisions which, together with preceding actions, produced lease cost savings of approximately $625,000 a year.

Reductions in force produced annualized payroll savings of approximately $2,800,000 in FY 2003 and another approximate $1,000,000 in FY 2004, Q1.

When Giga-tronics acquired Microsource, Inc. in May of 1998, we were required to write up the assets of that Company to then market value. Those assets were subsequently depreciated over the last five years at a cost of approximately $900,000 a year. This depreciation was completed at the end of May 2003. Thus, Microsource division is relieved of that expense in the future.

Andy Perez joined Giga-tronics as Sales and Marketing Manager of its Instrument Group (Instrument and Ascor divisions.) Andy came from Agilent, the industry leader in test and measurement and our major competitor. Andy spent 32 years in front line sales positions as Sales Engineer, Area Manager and Regional Manager. We believe he will provide strong leadership and effective direction in reinvigorating our field sales organization.

It is now clear that our prior commitment to maintain a high level of investment in engineering for new product development was well justified. Instrument division recently released the first of a series of unique Microwave Synthesizers that were extremely well received by both our own sales force and by many potential users when introduced at the Microwave Industry MTT Show in Philadelphia this past June.

Based upon this product’s unique design concepts, reflecting a significant departure from normal industry practices, Giga-tronics was subsequently given the Frost & Sullivan Product Differentiation Innovation award for 2003. We, of course, are extremely pleased by this recognition and this strong confirmation of our decision to maintain a high level of commitment to new product development.

Despite the balance sheet adjustment reducing current assets by $4,844,000, our financial condition remains healthy. Cash at the end of FY 2003 was $5,005,000, compared to $7,180,000 a year earlier. We ended FY 2003 with a ratio of current assets to current liabilities of 3.5:1 and Shareholders equity per share of $3.40.

     There has been a marked increase in the numbers of sales leads, inquiries and requests for proposals in recent weeks. This is attributable in part, it appears, to the release of the award winning new Model 2400 Microwave Signal Generator. As we pursue these specific opportunities, we believe that the concomitant effort to strengthen and rejuvenate our sales and field selling organizations, as well as the early release of additional new products, should add substantially to these opportunities.

     We look forward to the future with enthusiasm and optimism.

Sincerely,

/s/ G. H. Bruns, Jr.

George H. Bruns, Jr.
Chairman and Chief Executive Officer